Exhibit 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
RRSat Global Communications Network Ltd.

We consent to the incorporation by reference in the Registration Statement (No. 333-140936) on Form S-8 of RRSat Global Communications Network Ltd. (the “Company”) of our report dated May 13, 2007, with respect to the balance sheets of the Company as of December 31, 2006 and 2005, and the related statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2006, which report appears in the December 31, 2006 Annual report on Form 20-F of the Company.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
Member Firm of KPMG International

Tel-Aviv, Israel
June 26, 2007